CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: January 25, 2008

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
FIRST-QUARTER RESULTS

EAU CLAIRE, Wis.—Jan. 25— Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2008 first quarter ended December 31, 2007.

For the fiscal 2008 first quarter, the Company reported net income of $455,000, versus a net loss of ($115,000) for the prior-year first quarter. The year-earlier results included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) related to agreements with two Citizens Community Federal executives who resigned. Excluding the one-time charge, the Company would have reported fiscal 2007 first-quarter net income of $255,000. On this basis, fiscal 2008 first-quarter net income increased 78.4 percent over fiscal 2007. The improvement was primarily due to an increase in net interest income, partially offset by higher operating expenses.

On a basic and diluted per-share basis, Citizens Community Bancorp, Inc., reported fiscal 2008 first quarter earnings of $0.07 per share, up from a loss of ($0.02) per share for the prior year first quarter.  Excluding the charge detailed above, the Company would have reported fiscal 2007 first-quarter basic and diluted per-share earnings of $0.04.

Net interest income for the quarter ended December 31, 2007, totaled $2.9 million, up from $2.5 million for the prior-year period.  The increase was a result of a $65.6 million rise in the average balance of loans receivable and a $42.2 million gain in mortgage-backed securities, partially offset by a $79.7 million increase in the average balance of interest-bearing liabilities.

Non-interest income rose 4.9 percent in the fiscal 2008 first quarter to $428,000, from $408,000 for the year-earlier period, primarily as a result of service charges on deposit accounts.

Non-interest expense decreased to $2.4 million for the fiscal 2008 first quarter, from $3.0 million for fiscal 2007 first quarter. The decrease was primarily due to the one-time charge recorded in fiscal 2007 detailed above.

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Citizens Community Bancorp, Inc.
January 25, 2008

Total assets were $409.4 million at December 31, 2007, compared with $386.1 million at September 30, 2007.  The first quarter increase of $23.3 million, or 6.0 percent, was primarily due to a $14.6 million increase in loans receivable and a $6.8 million increase in investments.

Deposits grew to $227.3 million at December 31, 2007, from $207.7 million at September 30, 2007. The increase of $19.6 million, or 9.4 percent, came primarily from growth in new certificates of deposit. Federal Home Loan Bank (FHLB) advances grew $5.8 million in order to fund the mortgage-backed securities purchases.

Equity decreased slightly to $75.8 million at December 31, 2007, from $78.1 million at September 30, 2007, primarily due to the repurchase of shares under Citizens’ previously announced share repurchase program and dividends paid, partially offset by net income for the quarter.

The Company’s nonperforming assets were $1.7 million at December 31, 2007, or 0.42 percent of total assets, essentially unchanged from 0.43 percent at September 30, 2007.  Net charge-offs for the fiscal 2008 first quarter were $108,000, compared with $86,000 for the fiscal 2007 first quarter. The annualized net charge-offs to average loans receivable was 0.13 percent for both the fiscal 2008 and fiscal 2007 first quarters.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., “Citizens is off to a strong start for fiscal 2008. Management of our lending portfolio to minimize risk—Citizens does not participate in any sub-prime lending—and maximize income drove solid loan and income growth for the quarter. Additionally, we’re very excited about our recent announcement to expand into select Wal-Mart retail locations. We believe these new branches will offer excellent potential for core deposit growth and are consistent with our targeted expansion strategy.

“Despite a challenging economic environment, our business model continues to generate positive results. Combined with the strength of our employees and commitment to superior service, we’ll work to drive Citizens forward.”

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
January 25, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc.
January 25, 2008

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
Three Months Ended December 31, 2007
(in thousands, except per share data)

	December 31, 2007	September 30, 2007

Selected Financial Condition Data
Total Assets	$409,427	$386,113
Cash and Cash Equivalents	$7,764	$6,354
Securities Available-for-sale (at fair value)	$46,388	$39,592
Loans Receivable	$335,560	$320,953
Allowance for Loan Losses	($983)	($926)
Deposits	$227,281	$207,734
Federal Home Loan Bank Advances	$102,237	$96,446
Total Equity	$75,769	$78,149

	Three Months Ended December 31,
	2007	2006

Selected Operations Data
Total Interest and Dividend Income	$6,262	$4,371
Interest expense	$3,344	$1,920

Net Interest Income	$2,918	$2,451
Provision for loan losses	$165	$103

Net Interest Income After Provision For Loan Loss	$2,753	$2,348
Total Noninterest Income	$428	$408
Total Noninterest Expense	$2,434	$2,975

Income (loss) before provision for income tax	$747	($219)
Provision for income taxes	$292	($104)

Net Income (Loss)	$455	($115)

Per Share Information
Basic Earnings (Loss)	$0.07	($0.02)
Diluted Earnings (Loss)	$0.07	($0.02)
Dividends Paid	$0.05	$0.05

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Citizens Community Bancorp, Inc.
January 25, 2008

	December 31, 2007	September 30, 2007
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$1,515	$1,520
NPLs as a percent of total loans	0.45%	0.47%
Non-performing Assets (NPAs)	$1,723	$1,643
NPAs as a percent of total assets	0.42%	0.43%
Allowance for loan losses	$983	$926
Allowance for loan losses as a percent of loans	0.29%	0.29%
Allowance for loan losses as a percent of NPLs	64.88%	60.92%
Net charge offs for 3 months ended	$108	$86

Annualized net charge offs to average loans for the 3 months Ended Dec. 31, 2007, and Sept. 30, 2007	0.13%	0.13%

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